EXHIBIT 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statements (Nos. 333-139821 and 333-137129) on Form S-8 of ManTech International Corporation of our report dated December 22, 2006, with respect to the balance sheet of SRS Technologies as of August 31, 2006, and the related statements of earnings, stockholders’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of ManTech International Corporation dated July 20, 2007.

/s/ KPMG LLP

Costa Mesa, CA

July 20, 2007